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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 22, 2019 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2019.

The Company reported a 21% increase in net income to $726,000 for the three months ended June 30, 2019, compared to net income of $599,000 for the three months ended June 30, 2018. Net income for the nine months ended June 30, 2019 increased 65% to $2.2 million compared to net income of $1.3 million for the nine months ended June 30, 2018.

The net income per share was $0.12 for the three months ended June 30, 2019 and $0.10 for the three months ended June 30, 2018. The net income per share was $0.37 for the nine months ended June 30, 2019 compared to $0.23 for the nine months ended June 30, 2018.

“Our fiscal third quarter was another strong performance for Magyar Bancorp”, stated John Fitzgerald, President and Chief Executive Officer. “Earnings for the third quarter are up 21% on a year over year basis, while our nine-month earnings are up 65% over the prior nine-month period. Despite facing increasing economic headwinds and higher volatility in interest rates in our fiscal 2019 year, the Company was able to produce solid results by growing its net interest income despite a marginal reduction in our net interest margin.”

Mr. Fitzgerald continued, “Our ability to leverage existing relationships and acquire new clients has provided the Bank with a strong loan pipeline, and we expect the momentum to continue into the final quarter of our fiscal year.”

Results from Operations for the Three Months Ended June 30, 2019

The $127,000 increase in net income during the three-month period ended June 30, 2019 compared with the three-month period ended June 30, 2018 was attributable to higher net interest and dividend income and lower provisions for loan loss.

Net interest and dividend income increased $222,000, or 4.4%, to $5.2 million for the three months ended June 30, 2019 from $5.0 million for the three months ended June 30, 2018. The Company’s net interest margin declined to 3.49% for the quarter ended June 30, 2019 compared to 3.54% for the quarter ended June 30, 2018. The yield on interest-earning assets increased 26 basis point to 4.62% for the three months ended June 30, 2019 from 4.36% for the three months ended June 30, 2018 due to higher average balances of interest earning assets and the higher interest rate environment affecting the benchmarks of adjustable-rate loans. The cost of interest-bearing liabilities increased 42 basis points to 1.47% for the three months ended June 30, 2019 from 1.05% for the three months ended June 30, 2018. The increase in the cost of interest-bearing liabilities was attributable to higher average balances of money market accounts and the higher interest rate environment.

Interest and dividend income increased $738,000, or 12.0%, to $6.9 million for the three months ended June 30, 2019 from the three months ended June 30, 2018. The increase was attributable to a $32.3 million, or 5.7%, increase in the average balance of interest-earning assets as well as the 26 basis point increase in the yield on such assets to 4.62% for the quarter ended June 30, 2019 compared with the prior year period. Interest expense increased $516,000, or 44.3%, to $1.7 million for the three months ended June 30, 2019 from $1.2 million for the three months ended June 30, 2018. The average balance of interest-bearing liabilities increased $13.9 million, or 3.1%, between the two periods, while the cost of liabilities grew 42 basis points to 1.47% for the quarter ended June 30, 2019 compared with the prior year period.

The provision for loan losses was $194,000 for the three months ended June 30, 2019 compared to $276,000 for the three months ended June 30, 2018. The provision for loan losses decreased during the current period due to lower growth in net loans receivable, which increased $10.9 million during the three months ended June 30, 2019 compared with growth of $15.2 million for the three months ended June 30, 2018. Net charge-offs increased $41,000 to $100,000 for the three months ended June 30, 2019 compared with $60,000 for the three months ended June 30, 2018.

Non-interest income decreased $99,000, or 19.0%, to $422,000 during the three months ended June 30, 2019 compared to $521,000 for the three months ended June 30, 2018. The decrease was attributable to lower gains from the sale of the guaranteed portion of Small Business Administration 7(a) loans, which decreased $146,000 from the prior year period.

During the three months ended June 30, 2019, non-interest expenses increased $66,000, or 1.5%, to $4.4 million compared with the three months ended June 30, 2018. Compensation and benefit expenses increased $85,000, or 3.4%, from the prior year period due to annual merit increases for employees and higher employee medical insurance expenses. Partially offsetting the increase in compensation and benefit expense were lower expenses from other real estate owned “OREO”. OREO expenses declined $51,000 to $12,000 due to sales of properties during the year and net gains recorded on sales during the three months ended June 30, 2019 totaling $22,000.

The Company recorded tax expense of $301,000 for the three months ended June 30, 2019, compared with $289,000 for the three months ended June 30, 2018. The increase was the result of higher income from operations, partially offset by the lower corporate tax rate resulting from the Tax Cuts and Jobs Act that was signed into law December 22, 2018. The effective tax rate for the three months ended June 30, 2019 was 29.3% compared with 32.5% for the three months ended June 30, 2018.

Results from Operations for the Nine Months Ended June 30, 2019

Net income increased $854,000, or 64.5%, to $2.2 million during the nine-month period ended June 30, 2019 from $1.3 million for the nine-month period ended June 30, 2018 due to higher net interest and dividend income and lower provisions for loan loss.

The Company’s net interest margin decreased by 8 basis points to 3.41% for the nine months ended June 30, 2019 compared to 3.49% for the nine months ended June 30, 2018. The yield on interest-earning assets increased 25 basis points to 4.52% for the nine months ended June 30, 2019 from 4.27% for the nine months ended June 30, 2018 primarily due to higher average balances of interest earning assets and the higher interest rate environment affecting the benchmarks of adjustable-rate loans. The cost of interest-bearing liabilities increased 44 basis points to 1.42% for the nine months ended June 30, 2019 from 0.98% for the nine months ended June 30, 2018. The increase in the cost of interest-bearing liabilities was attributable to higher average balances of money market accounts and the higher interest rate environment.

Interest and dividend income increased $2.5 million, or 13.7%, to $20.4 million for the nine months ended June 30, 2019 compared to the nine months ended June 30, 2018. The average balance of interest-earning assets increased $41.7 million, or 7.4%, while the yield on such assets increased 25 basis points to 4.52% for the nine months ended June 30, 2019 compared with the prior year period. Interest expense increased $1.7 million, or 53.4%, to $5.0 million for the nine months ended June 30, 2019 from $3.3 million for the nine months ended June 30, 2018. The average balance of interest-bearing liabilities increased $25.6 million, or 5.8%, between the two periods while the cost on such liabilities grew by 44 basis points to 1.42% for the nine months ended June 30, 2019 compared with the prior year period.

The provision for loan losses was $501,000 for the nine months ended June 30, 2019 compared to $782,000 for the nine months ended June 30, 2018. The provision for loan losses decreased during the current period due to lower growth in net loans receivable, which increased $17.8 million during the nine months ended June 30, 2019 compared with growth of $28.1 million for the nine months ended June 30, 2018. In addition, the Company recorded net charge-offs totaling $8,000 for the nine months ended June 30, 2019 compared to $272,000 for the nine months ended June 30, 2018.

The $8,000 in net loan charge-offs during the nine months ended June 30, 2019 resulted from the write-downs of two impaired loans totaling $101,000, partially offset by five loan recoveries totaling $93,000.

Non-interest income decreased $123,000, or 8.0%, to $1.4 million for the nine months ended June 30, 2019 compared to the prior year period. The decrease was attributable to lower gains on the sale of investment securities and the guaranteed portion of Small Business Administration 7(a) loans, which decreased $259,000 to $210,000 for the nine months ended June 30, 2019 from $469,000 for the nine months ended June 30, 2018. Partially offsetting this decrease was a $137,000 increase in service charge income due to higher loan prepayment fees and late charges as well as higher deposit fee income.

Non-interest expenses increased $157,000, or 1.2%, to $13.2 million during the nine months ended June 30, 2019 compared to the prior year period. Compensation and benefit expenses increased $244,000, or 3.3%, from the prior year period due to annual merit increases for employees. Professional fees increased $59,000 due to higher legal expenses related to the collection and foreclosure of non-performing loans. Data processing expenses increased $48,000 due to product and marketing enhancements as well as growth in the number of deposit accounts. Offsetting these increases was a $189,000 decrease in OREO expenses to $273,000 due to sales of properties during the year and net losses recorded on sales during the nine months ended June 30, 2019 totaling $150,000 compared with $241,000 for the prior year period.

The Company recorded tax expense of $905,000 for the nine months ended June 30, 2019, compared with $1.0 million for the nine months ended June 30, 2018. The decrease was due to the enactment of the Tax Cuts and Jobs Act on December 22, 2018, which lowered the Company’s federal income tax rate from 34% to 21% and resulted in a $306,000 charge from the write-down of deferred tax assets for the prior year period. The effective tax rate for the nine months ended June 30, 2019 was 29.4% compared with 43.9% for the nine months ended June 30, 2018.

Balance Sheet Comparison

Total assets increased $8.6 million, or 1.4%, to $632.6 million during the nine months ended June 30, 2019 from $624.0 million at September 30, 2018 due to an increase in total loans receivable, offset by decreases in cash and cash equivalents, investment securities and OREO.

Cash and interest bearing deposits with banks decreased $7.4 million, or 48.3%, to $7.9 million at June 30, 2019 from $15.4 million at September 30, 2018 as interest bearing balances with the Federal Reserve Bank were used to fund loan originations and deposit outflows.

Total loans receivable increased $18.3 million during the nine months ended June 30, 2019 to $530.8 million and were comprised of $234.4 million (44.1%) commercial real estate loans, $191.3 million (36.0%) one-to-four family residential mortgage loans, $51.6 million (9.7%) commercial business loans, $30.5 million (5.8%) construction loans, $18.4 million (3.5%) home equity lines of credit and $4.6 million (0.9%) other loans.

Total non-performing loans increased $331,000 to $4.1 million during the three months ended June 30, 2019 due to the addition of one commercial real estate loan. Total non-performing loans increased $3.2 million from $906,000 at September 30, 2018 primarily due to one construction loan that ceased performing and in accordance with Company policy resulted in the initiation of foreclosure proceedings. Based on updated appraisals of the real estate securing the loan, management believes the new non-performing loans are adequately secured by real estate. The ratio of non-performing loans to total loans increased to 0.77% at June 30, 2019 from 0.18% at September 30, 2018.

During the nine months ended June 30, 2019, the allowance for loan losses increased $493,000 to $4.7 million. The allowance for loan losses as a percentage of non-performing loans decreased to 114.2% at June 30, 2019 compared with 463.6% at September 30, 2018. At June 30, 2019 the Company’s allowance for loan losses as a percentage of total loans was 0.88% compared with 0.82% at September 30, 2018. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities decreased $3.1 million to $53.0 million at June 30, 2019 from $56.1 million at September 30, 2018. The Company purchased $4.7 million of U.S. Government-sponsored enterprise obligations, sold securities totaling $3.9 million, received calls and principal repayments totaling $4.8 million, and experienced an increase of $819,000 in the mark-to-market value of its available-for-sale investment securities.

OREO decreased $1.1 million to $7.5 million at June 30, 2019 from $8.6 million at September 30, 2018. The decrease was due to the sale of four properties totaling $1.4 million and valuation allowances totaling $212,000 based on updated appraisals. The four properties sold were each sold above carrying value for a total gain of $57,000. During the nine months ended June 30, 2019, the Bank added two properties totaling $503,000 from the foreclosure of collateral securing non-performing loans.

Total deposits decreased $10.1 million, or 1.9%, to $520.0 million during the nine months ended June 30, 2019. The decrease in deposits occurred in certificates of deposit (including individual retirement accounts), which decreased $17.7 million, or 13.6%, to $112.6 million, in savings accounts, which decreased $9.5 million, or 11.7%, to $71.9 million, and in interest-bearing checking accounts, which decreased $6.3 million, or 13.7%, to $40.0 million. Offsetting these decreases were increases in money market accounts, which increased $21.5 million, or 12.8%, to $188.8 million and in non-interest bearing checking accounts, which increased $2.0 million, or 1.9%, to $106.7 million.

The Bank experienced a $51.8 million decrease in deposits during the three months ended June 30, 2019. Approximately half of those outflows were typical seasonal outflows from municipal depositors and are expected to return.

Included with the total deposits were brokered certificates of deposit totaling $6.9 million at June 30, 2019 and $14.8 million at September 30, 2018. Also included with the total deposits were listing service certificate of deposits totaling $8.0 million at June 30, 2019 and $12.6 million at September 30, 2018.

Federal Home Loan Bank of New York advances increased $14.9 million to $50.4 million at June 30, 2019 from $35.5 million at September 30, 2018. Long-term advances increased $2.7 million while overnight borrowings increased $12.2 million to replace the seasonal deposit outflows.

The Company did not repurchase any shares during the nine months ended June 30, 2019.

The Company’s book value per share increased to $9.32 at June 30, 2019 from $8.82 at September 30, 2018. The increase was due to the Company’s results of operations for the nine months ended June 30, 2019 and by lower accumulated other comprehensive losses related to the valuation of the Company’s available-for-sale investment portfolio.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Income Statement Data:
Interest and dividend income	$6,906	$6,168	$20,374	$17,912
Interest expense	1,682	1,166	4,997	3,258
Net interest and dividend income	5,224	5,002	15,377	14,654
Provision for loan losses	194	276	501	782
Net interest and dividend income after
provision for loan losses	5,030	4,726	14,876	13,872
Non-interest income	422	521	1,414	1,537
Non-interest expense	4,425	4,359	13,207	13,050
Income before income tax expense	1,027	888	3,083	2,359
Income tax expense	301	289	905	1,035
Net income	$726	$599	$2,178	$1,324

Per Share Data:
Basic earnings per share	$0.12	$0.10	$0.37	$0.23
Diluted earnings per share	$0.12	$0.10	$0.37	$0.23
Book value per share, at period end	$9.32	$8.69	$9.32	$8.69

Selected Ratios (annualized):
Return on average assets	0.45%	0.39%	0.45%	0.29%
Return on average equity	5.52%	4.80%	5.40%	3.48%
Net interest margin	3.49%	3.54%	3.41%	3.49%

	June 30,	September 30,
	2019	2018
Balance Sheet Data:
Assets	$632,574	$623,968
Loans receivable	530,972	512,630
Allowance for loan losses	4,693	4,200
Investment securities - available for sale, at fair value	20,941	22,469
Investment securities - held to maturity, at cost	32,014	33,645
Deposits	520,039	530,137
Borrowings	50,389	35,524
Shareholders' Equity	54,242	51,362

Asset Quality Data:
Non-performing loans	$4,110	$906
Other real estate owned	7,534	8,586
Total non-performing assets	11,644	9,492
Allowance for loan losses to non-performing loans	114.18%	463.58%
Allowance for loan losses to total loans receivable	0.88%	0.82%
Non-performing loans to total loans receivable	0.77%	0.18%
Non-performing assets to total assets	1.84%	1.52%
Non-performing assets to total equity	21.47%	18.48%